EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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SuncannaObtains License to Grow Cannabisin GrowCo Greenhouse

DENVER, Colorado – October 19, 2015 – GrowCo, Inc.(“GrowCo”) announced today that Suncanna, LLC, (“Suncanna”), the tenant in its first greenhouse, has obtained its license to begin growing cannabis.  GrowCo is a majority owned subsidiary of Two Rivers Water & Farming Company (OTCQB: TURV) (“Two Rivers”).  GrowCo builds state-of-the-art computer-controlled greenhouses and provides administrative services to its tenants without touching the cannabis plants.

GrowCo expects to build three additional greenhouses in Pueblo, Colorado before the end of 2016.  Each greenhouse has 90,000 sq ft of growing space and a 15,000 sq ft warehouse. Each greenhouse is expected to produce 15,000 pounds of naturally grown cannabis a year.  Currently, Suncanna has set the price of cannabis bud at $950 a pound, which is 50% below the current market.  Suncanna expects to provide smaller to midsize licensed retailers with cannabis product enabling them to compete with the larger growers and retailers in Colorado.

Two Rivers will own 50% of each greenhouse and 50% of the administrative services division of GrowCo.  Two Rivers can exchange its ownership in the GrowCo greenhouses and administrative services for shares of GrowCo at the time of an initial public offering.  Two Rivers expects to continue to own a majority of GrowCo post-IPO.

About GrowCo

GrowCo was formed for the purpose of constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure, growing materials and administrative services for licensed marijuana tenants.

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In December 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen

Wayne Harding

Two Rivers Water & Farming Company

or

GrowCo, Inc.
(303) 222-1000
mailto:info@trgrowco.com

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